Exhibit 4.1

Amendment No. 1 to Rights Agreement

THIS AMENDMENT No. 1 (this “Amendment”) is made and entered into as of February 6, 2006, between Duratek, Inc., a Delaware corporation (the “Company”), and Computershare Investor Services, LLC, a Delaware limited liability company (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated December 16, 2003, by and between the Company and the Rights Agent (the “Rights Agreement”).

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among the Company, EnergySolutions, LLC, a Utah limited liability company (“EnergySolutions”), and Dragon Merger Corporation, a Delaware corporation and wholly owned subsidiary of EnergySolutions;

WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may and the Rights Agent shall, if the Company so directs, supplement and amend the Rights Agreement prior to the Distribution Date (as defined in the Rights Agreement) and subject to certain other limited exceptions;

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein to except the Merger Agreement and the transactions contemplated thereby from the Rights Agreement is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and herein, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1

Section 1.1                                   Amendment of Section 1(c).  Section 1(c) of the Rights Agreement relating to the definitions of “Beneficial Owner” and “beneficially own” is amended by adding the following at the end thereof:

“Notwithstanding anything contained in this Agreement to the contrary, neither EnergySolutions, LLC, a Utah limited liability company (“EnergySolutions”), nor Dragon Merger Corporation, a Delaware corporation and wholly owned subsidiary of EnergySolutions (“Merger Sub”), nor any of their Affiliates or Associates, shall be deemed to be the Beneficial Owner of, nor to beneficially own, any of the Common Stock of the Company by virtue of the approval, execution, delivery or performance of the Agreement and Plan of Merger, dated as of February 6, 2006 by and among the Company, EnergySolutions, and Merger Sub (as it may be amended or supplemented from time to time, the “Merger Agreement”), or the consummation of the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement or any action in furtherance thereof.”

Section 1.2                                   Amendment of Section 7(a).  Section 7(a) of the Rights Agreement is hereby amended by deleting the word “or” that appears immediately prior to the symbol “(iii)”, deleting the parenthetical contained at the end of Section 7(a) and by adding the following to the end of the amended Section 7(a):

“, or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement), whereupon the Rights shall expire (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”).”

Section 1.3                                   Amendment of Section 13(b).  Section 13(b) of the Rights Agreement is hereby amended by inserting the following provision at the end of Section 13(b):

“Notwithstanding the foregoing and anything in this Agreement to the contrary, neither EnergySolutions, nor Merger Sub, nor any of their Affiliates or Associates, shall be deemed to be a Principal Party by virtue of the approval, execution, delivery or performance of the Merger Agreement, or the consummation of the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement or any action in furtherance thereof. “

Section 1.4                                   Addition of New Section 35.  The following is added as a new Section 35 to the Rights Agreement:

“Section 35. Merger Agreement.

Notwithstanding anything in this Agreement to the contrary, none of the approval, execution, delivery or performance of the Merger Agreement, or the consummation of the Merger and the other transactions contemplated by the Merger Agreement or any action in furtherance thereof shall cause (i) EnergySolutions or Merger Sub or any of their Affiliates or Associates to be deemed an Acquiring Person, (ii) a Stock Acquisition Date to occur, (iii) a Distribution Date to occur or (iv) a Triggering Event, it being the purpose of the Company in adopting the amendment to this Agreement that none of the approval, execution, delivery or performance of the Merger Agreement, or the consummation of the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement, or any action in furtherance thereof, shall in any respect give rise to any provision of this Agreement becoming effective.  This Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement).”

ARTICLE II

Section 2.1                                   Effectiveness.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.  Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect.

Section 2.2                                   Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 2.3                                   Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

Section 2.4                                   Counterparts.  This Amendment No. 1 may be executed in any number of counterparts.  It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.  It shall not be necessary in any proof of this Amendment No. 1 to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		DURATEK, INC.

By:	/s/ Diane R. Brown	By:	/s/ Robert F. Shawver
Name:	Diane R. Brown	Name:	Robert F. Shawver
Title:	Secretary	Title:	Executive Vice President and Chief Financial Officer

Attest:		COMPUTERSHARE INVESTOR SERVICES, LLC

By:	/s/ Edward Gurgul	By:	/s/ Michael J. Lang
Name:	Edward Gurgul	Name:	Michael J. Lang
Title:	Senior Relationship Manager	Title:	Director, Relationship Management

[Signature Page to Amendment No. 1]